Please Note the Accompanying Proxy Statement and Proxy Card

It is important to you and to the Corporation that your shares be represented at the meeting regardless of the number you may hold. If you are unable to be present in person, we ask that you sign, date and return the enclosed Proxy in favor of the Proxy Committee designated by the Board of Directors.


Notice of Annual Meeting

To Stockholders of Corning Incorporated:

Notice is hereby given that the Annual Meeting of the holders of Common Stock and Series B 8% Convertible Preferred Stock of Corning Incorporated will be held in the office of the Corporation [at One Riverfront Plaza] in the City of Corning, State of New York, on Thursday, April 28, 1994 at 11:00 o'clock A.M. The principal business of the meeting will be:

[a] To elect six Directors for three-year terms;


[b] To consider and take action on a proposed 1994 Employee Equity Participation Program, as more particularly described on pages 19 through 23 in the attached Proxy Statement;



[c] To consider and take action on performance criteria used in the Corporate Performance Plan, as more particularly described on pages 23 and 24 in the attached Proxy Statement;



[d] To consider and take action on performance criteria used under the Variable Compensation Plan, as more particularly described on pages 25 and 26 in the attached Proxy Statement;



[e] To take action on a stockholder proposal, set forth on pages 26 and 27 in the attached Proxy Statement, if presented at the meeting; and


[f] To transact such other business as may properly come before the meeting.


A. John Peck, Jr.,
Secretary



Corning Incorporated
One Riverfront Plaza
Corning, New York 14831
March 9, 1994

Proxy Statement

Relating to the Annual Meeting of Stockholders, April 28, 1994. The enclosed Proxy is solicited by the Board of Directors of Corning Incorporated [hereinafter referred to as the "Corporation" or "Corning"], Corning, New York 14831. The Corporation anticipates that this Proxy Statement and the enclosed Proxy will be mailed to holders of the Corporation's Common Stock and Series B 8% Convertible Preferred Stock [hereinafter referred to as the "Preferred Stock"] commencing on or about March 17, 1994. The Proxy may be revoked by written notice to the Corporation prior to the meeting or by written notice to the Secretary at the meeting at any time prior to being voted. Each valid and timely Proxy not revoked will be voted at the meeting in accordance with the instructions thereon.

Holders of Common and Preferred Stock on the books of the Corporation at the close of business on March 9, 1994 are entitled to notice of and to vote at the meeting. On February 2, 1994, the Corporation had outstanding 208,672,343 shares of Common Stock, each entitled to one vote, and 261,704 shares of Preferred Stock, each entitled to four votes.

Action to be Taken Under the Proxy

The persons acting under the Proxy will vote the shares represented thereby for the election of Robert Barker, Mary L. Bundy, Van C. Campbell, James R. Houghton, James W. Kinnear and James J. O'Connor, as directors, for the proposals set forth in clauses [b], [c] and [d] and against the stockholder proposal referred to in clause [e] of the Notice of Annual Meeting of Stockholders dated March 9, 1994 or, if otherwise directed by the person executing the Proxy, in accordance with such direction. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the Proxy in accordance with the judgment of the person or persons acting thereunder. Should any above-named nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is intended that the persons acting under the Proxy will vote for the election of such other person as the Board of Directors may recommend.

Voting Procedures

New York's Business Corporation Law provides that, a quorum being present, nominees for the office of director are to be elected by a plurality of votes cast at the meeting. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality. Votes withheld [including broker non-votes] are counted as present for the purpose of determining a quorum but are not counted in determining the existence of a plurality.

With respect to the items described in clauses [b], [c], [d] and [e] of the Notice of Annual Meeting dated March 9, 1994, New York's Business Corporation Law provides that approval is to be determined by a majority of the votes cast at the meeting. Abstentions [except with respect to the proposal described in clause [b] which, in accordance with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, are counted as votes cast against such proposal] and broker non-votes are counted in determining the existence of a quorum but are not counted as votes cast for the proposals as to which the stockholder abstained or the broker withheld authority. Abstentions and broker non-votes have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast.

Nominees for Election as Directors


The Corporation's Board of Directors is divided into three classes. Each of the above-named nominees for the office of director is a member of the present Board of Directors and was elected by the Corporation's security holders. The terms of Robert Barker, Mary L. Bundy, Van C. Campbell, James R. Houghton, James W. Kinnear and James J. O'Connor expire this year. No nominee is now the beneficial owner of any of the securities [other than directors' qualifying shares] of any of the Corporation's subsidiaries. Certain information with respect to nominees for election as directors and directors whose term of office will continue after the Annual Meeting is set forth below.

Nominees for Election - Terms Expiring 1997

Robert Barker++
Senior Fellow, Center for the Environment,
Cornell University

Dr. Barker, a graduate of the University of British Columbia and the University of California at Berkeley, has served on the faculties of the University of Iowa and Michigan State University and has been associated with Cornell University since 1979 as Professor of Biochemistry, Director of the Division of Biological Sciences, as Vice President for Research and Advanced Studies, as Provost, as Senior Provost and as Director and presently as Senior Fellow of the Center for the Environment. He has served as a consultant to the National Institutes of Health, the National Academy of Sciences, the Oak Ridge and Los Alamos National Laboratories and the National Board of Medical Examiners. Dr. Barker is 65 and was elected a director of the Corporation in 1986.

Mary L. Bundy++

Mrs. Bundy, a graduate of Radcliffe College and the Hunter College School of Social Work, is a clinical social worker in private practice. She was a case worker with the Jewish Board of Family and Children's Services, Inc. in New York City from 1980 to 1984. A former trustee and vice chairman of the Board of Trustees of Radcliffe College, she was acting vice president of the College in 1978. Mrs. Bundy, 68, was elected to the board of the Corporation in 1973. She is chairwoman of the Edward W. Hazen Foundation, a director of the Foundation for Child Development, a former trustee of the Metropolitan Museum of Art and a former overseer of Harvard University.

Van C. Campbell*
Vice Chairman
Corning Incorporated


A graduate of Cornell University with an MBA from Harvard, Mr. Campbell joined Corning in 1964. Elected an assistant treasurer in 1971, treasurer in 1972, a vice president in 1973, financial vice president in 1975 and senior vice president for finance in 1980, he became general manager of the Consumer Products Division in October 1981. He was elected vice chairman responsible for finance and administration and a director in 1983. Mr. Campbell, who is 55, is a director of Corning International Corporation, Corning Lab Services Inc., Dow Corning Corporation, Armstrong World Industries, Inc. and General Signal Corporation.

James R. Houghton*
Chairman of the Board and Chief Executive Officer
Corning Incorporated

A graduate of Harvard College and Harvard Business School, Mr. Houghton joined Corning in 1962. He became a vice president of Corning and general manager of the Consumer Products Division in 1968, a director in 1969, vice chairman in 1971, chairman of the executive committee and chief strategic officer in 1980 and chairman and chief executive officer in April 1983. Mr. Houghton, 57, is a director of Dow Corning Corporation, Metropolitan Life Insurance Company and J. P. Morgan & Co. Incorporated.

James W. Kinnear++
Retired President and Chief Executive Officer, Texaco Inc.


A 1950 graduate of the United States Naval Academy, Mr. Kinnear joined Texaco in 1954. In 1977 he was elected a director, and from 1987 until April, 1993 was President and Chief Executive Officer, of Texaco Inc. Mr. Kinnear, 65, was elected a director of the Corporation in 1978 and is a director of Texaco Inc. and ASARCO Incorporated and an advisory director of Unilever N.V. and Unilever PLC. He is Chairman of the Metropolitan Opera Association, a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a member of the Board of Managers of The New York Botanical Garden and a trustee of the American Enterprise Institute.

James J. O'Connor++
Chairman of the Board and Chief Executive Officer
Commonwealth Edison Company

A graduate of Holy Cross College, Harvard Business School and Georgetown Law School and a veteran of the U.S. Air Force, Mr. O'Connor joined Commonwealth Edison in 1963. He became a vice president of Commonwealth Edison in 1970, executive vice president in 1973, president in 1977, a director in 1978 and chairman and chief executive officer in 1980. Mr. O'Connor, 56, is a director of Tribune Company, First Chicago Corporation, The First National Bank of Chicago, Scotsman Industries, Inc. and United Air Lines. He was elected a director of the Corporation in 1984.

Directors Continuing in Office

Roger G. Ackerman*
President, Corning Incorporated

Mr. Ackerman, a graduate of Rutgers University and the PMD program at Harvard, has served Corning since 1962 in a variety of engineering, sales and management positions. In 1972 he was elected the president of a Corning subsidiary, Corhart Refractories Co., in 1975 the general manager and vice president of the Ceramic Products Division and in 1980 a senior vice president. In 1981 Mr. Ackerman became the director of the Manufacturing and Engineering Division, in 1983 the president of MetPath Inc. and in 1985 group president and a director. In 1990, he was elected the president and chief operating officer of Corning. Mr. Ackerman, 55, is a director of The Pittston Company and the Massachusetts Mutual Life Insurance Company, a trustee of the Corning Incorporated Foundation and the Corning Museum of Glass and a member of the executive committee of the National Association of Manufacturers. His term expires at the 1995 Annual Meeting.

The Honorable Barber B. Conable, Jr.++
Retired President, The World Bank

A graduate of Cornell University and Cornell University Law School, Mr. Conable retired in 1991 after five years as president of The World Bank. He was a professor of the University of Rochester in 1985 and 1986 after having served since 1965 as a member of the U.S. House of Representatives. He practiced law from 1948 to 1964, serving as a New York State Senator from 1962 to 1964. Mr. Conable, 71, is a director of American International Group, Inc., First Empire State Corp. and Manufacturers and Traders Trust Company and is a trustee of Cornell University and the National Museum of the American Indian and a regent of the Smithsonian Institution. He was elected a director of the Corporation in 1991. His term expires at the 1995 Annual Meeting.

David A. Duke*
Vice Chairman, Corning Incorporated

Dr. Duke, a graduate of, and with advanced degrees from, the University of Utah, has served Corning in a succession of research and management positions since 1962. He was elected a vice president - Telecommunications Products in 1980, elected a senior vice president in 1984 and named director of Research and Development in 1985. He became responsible for Research, Development and Engineering in March 1987 and was elected vice chairman of technology and a director in 1988. Dr. Duke, 58, is a director of Corning International Corporation, Dow Corning Corporation, Siecor Corporation and Armco, Inc. and a member of a number of scientific organizations. His term expires at the 1995 Annual Meeting.

E. Martin Gibson++
Chairman of the Board and Chief Executive Officer
Corning Lab Services Inc.

Mr. Gibson, a graduate of Yale University with an MBA from the University of Pennsylvania, joined Corning in 1962. He was elected a vice president in 1973, a senior vice president in 1980 and group president, responsible for Consumer Products and Laboratory Services, and a director in 1983. In 1990, Mr. Gibson was elected chairman and chief executive officer of Corning Lab Services Inc., a subsidiary of the Corporation. Mr. Gibson, who is 55, is a director of Hardinge Brothers Inc. and Novacare, Inc. and serves as chairman of the board of trustees of Elmira College. His term expires at the 1996 Annual Meeting.

Gordon Gund++
President and Chief Executive Officer
Gund Investment Corporation

Mr. Gund, president and chief executive officer of Gund Investment Corporation, which manages diversified investment activities, is principal owner of the Cleveland Cavaliers National Basketball Association team, a member of the Board of Governors of the National Basketball Association, co-owner of the San Jose Sharks National Hockey League team and a member of the Board of Governors of the National Hockey League. He is also a general partner of GUS Enterprises, chairman of Nationwide Advertising Service, Inc., a director of the Kellogg Company, president and a trustee of the Gund Collection of Western Art and co-founder and chairman of the RP Foundation Fighting Blindness. Mr. Gund, 54, elected a director of the Corporation in 1990, is a graduate of Harvard University. His term expires at the 1996 Annual Meeting.

John M. Hennessy++
Chairman of the Executive Board and Chief Executive Officer
CS First Boston

Mr. Hennessy, a graduate of Harvard College, was a National Science Foundation Fellow at the Sloan School, Massachusetts Institute of Technology, in economics and finance and served as Deputy Assistant Secretary of Treasury Affairs for Development Finance from 1970 to 1972 and as Assistant Secretary for International Affairs, Department of Treasury, from 1972 to 1974. He became managing director of First Boston Corporation, a subsidiary of CS First Boston, Inc., in 1974, was named vice chairman of First Boston Corporation in 1982 and vice chairman of CS First Boston, Inc. in 1989, President and Group Chief Executive Officer in October 1989 and in 1993 was elected to his present position. Mr. Hennessy, 57, was elected a director of the Corporation in 1989 and is a director of Vitro, S.A. and M.I.T. Corporation and a member of numerous civic committees. His term expires at the 1996 Annual Meeting.

Vernon E. Jordan, Jr.++
Senior Partner
Akin, Gump, Strauss, Hauer & Feld, Washington, D.C.

A graduate of DePauw University and Howard University Law School, Mr. Jordan is a senior partner in the law firm of Akin, Gump, Strauss, Hauer & Feld. Mr. Jordan's directorships include American Express Company, Dow Jones & Company, Inc., J. C. Penney Company, Inc., RJR Nabisco, Inc., Sara Lee Corporation, Ryder System, Inc., The Ford Foundation, Xerox Corporation, Revlon Group, Inc., Union Carbide Corporation, Bankers Trust Company and its parent, Bankers Trust New York Corporation. He is 58 and was elected a director of the Corporation in 1983. His term expires at the 1996 Annual Meeting.

Catherine A. Rein ++
Executive Vice President
Metropolitan Life Insurance Company

Mrs. Rein, a graduate of Pennsylvania State University and New York University, joined Metropolitan Life Insurance Company in 1985 as a vice president in the human resources department. In 1988 she was named senior vice president and in 1989 was named executive vice president in charge of the corporate and professional services departments. Prior to 1985 she was vice president and general counsel for The Continental Group, Inc. Mrs. Rein, 50, elected a director of the Corporation in 1990, is a director of the Bank of New York, Inroads/NYC, Inc. and General Public Utilities and a trustee of the Urban League. Her term expires at the 1995 Annual Meeting.

Henry Rosovsky++
Geyser University Professor, Harvard University

Dr. Rosovsky, the Lewis P. and Linda L. Geyser University Professor, has been associated with the Harvard University economics department since 1965. From 1973 to 1984 he served as dean of the faculty of arts and sciences. In 1971 he served as consultant to the President's Commission on International Trade and Foreign Investment, and in 1977 and 1978 as a consultant to the Asian Development Bank. Dr. Rosovsky, a graduate of the College of William and Mary with advanced degrees from Harvard, is a director of the Paine Webber Group and The Japan Fund, Inc. He is 66 and was elected a director of the Corporation in 1980. His term expires at the 1996 Annual Meeting.

William D. Smithburg++
Chairman and Chief Executive Officer
The Quaker Oats Company

A graduate of DePaul University with an MBA from Northwestern University, Mr. Smithburg joined Quaker Oats in 1966. He was elected a vice president in 1971, executive vice president - U.S. Grocery Products in 1976, president in 1979, chairman in 1983 and chairman, president and chief executive officer in 1990. Mr. Smithburg, who is 55, was elected a director of the Corporation in 1987 and is a director of Abbott Laboratories, Northern Trust Corporation, Prime Capital Corp. and the Grocery Manufacturers Association. His term expires at the 1995 Annual Meeting.

Robert G. Stone, Jr.++
Chairman of the Board
Kirby Corporation

Mr. Stone became chairman of Kirby Corporation in 1983. He was elected a director of the Corporation in 1968 and is a director of The Chubb Corporation, First Boston Investment Funds, Inc., BHP Petroleum Company, The Japan Fund, Inc., Core Industries, Inc., Tandem Computers Incorporated, Tejas Gas Corporation, The Pittston Company, Russell Reynolds Associates, Inc., Novacare, Inc. and various funds managed by Scudder, Stevens & Clark, Inc. He is also chairman of the board of trustees of Mystic Seaport Museum, a trustee of International House and the National Rowing Foundation and a Fellow of Harvard College. A graduate of Harvard College, Mr. Stone, 70, joined a predecessor of West India Shipping Co., Inc. in 1947 and served as chairman of that company from 1974 until 1983. His term expires at the 1995 Annual Meeting.

* Member of the Executive Committee
++ Alternate member of the Executive Committee

Security Ownership of
Certain Beneficial Owners


Unless otherwise indicated, each of the persons named in paragraph [a] below and each of the named individuals and directors and executive officers as a group set forth in paragraph [b] below has sole voting and investment power with respect to the shares listed.


[a] The only persons who, to the knowledge of the management, owned beneficially on December 31, 1993 more than 5% of the outstanding shares of Common and Preferred Stock of the Corporation are set forth below:


                             Shares Owned
Name and Address             and Nature of             Percent
of Beneficial Owner          Beneficial Ownership      of Class

Market Street Trust
  Company                     11,172,344 Common[1]      5.57%
80 East Market Street
Corning, NY 14830
State Farm Mutual             10,700,400 Common         5.33%
  Automobile Insurance
  Company
One State Farm Plaza
Bloomington, IL 61701
Corning Incorporated          11,679,419 Common[2]      5.82%
  Investment Plans
  c/o United States Trust
  Company of New York
770 Broadway
New York, NY 10003

[1] Includes 1,138,229 shares held in trusts by Market Street Trust Company as sole trustee and 10,034,115 shares held in trusts by Market Street Trust Company and others as trustees, as to which Market Street Trust Company, as trustee, shares with the other trustees voting and investment power. Market Street Trust Company is a limited purpose trust company controlled by the Houghton family, the directors of which include James R.Houghton and other Houghton family members.

[2] Includes 10,632,343 shares of Common Stock and the equivalent thereof in 261,769 shares of Preferred Stock [being 100% of the Class] held by United States Trust Company of New York as the trustee of the Corporation's Investment Plans. Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to four votes. See also footnote [4] of paragraph [b] below.

  [b] Set forth below is the number of shares of Common Stock and Common Stock equivalents, assuming the conversion of outstanding shares of Preferred Stock into shares of Common Stock, of the Corporation beneficially owned on December 31, 1993 by the directors and nominees for directors and by all directors and executive officers of the Corporation as a group:

                              Shares Owned
                              and Nature of        Percent
                              Beneficial           of
Name                     Ownership[1][2][3][4]     Class[9]
Roger G. Ackerman               294,729                --
Robert Barker                     6,389[5]             --
Mary L. Bundy                     6,400                --
Van C. Campbell                 308,875                --
Barber B. Conable, Jr.            8,000                --
David A. Duke                   219,223                --
E. Martin Gibson                184,981                --
Gordon Gund                     100,285[5]             --
John M. Hennessy                  6,728[5]             --
James R. Houghton             1,358,608[6]             --
Vernon E. Jordan, Jr.             8,219                --
James W. Kinnear                  7,600[5]             --
James J. O'Connor                 7,463[5]             --
Catherine A. Rein                 6,800                --
Henry Rosovsky                    6,720[5]             --
William D. Smithburg              6,000[5]             --
Robert G. Stone, Jr.             12,000[7]             --
All Directors and
  Executive Officers as a
  Group                       4,368,746[8]             2.18%

[1] Includes shares of Common Stock purchased pursuant to the terms of the Corporation's Equity Purchase

Plan and which may be resold only to the Corporation. Messrs. Gibson, Houghton and all directors and executive officers as a group own 5,200, 1,600 and 126,868 such shares, respectively.

[2] Includes shares of Common Stock, subject to forfeiture and restrictions on transfer, granted pursuant to the Corporation's Incentive Stock Plans as well as options to purchase shares of Common Stock exercisable within 60 days under the Corporation's Stock Option Plans. Messrs. Ackerman, Campbell, Duke, Gibson and Houghton have the right to purchase 63,002, 82,426, 63,002, 17,999 and 176,669 shares, respectively, pursuant to such options. All directors and executive officers as a group hold options to purchase 895,051 such shares.

[3] Includes shares of Common Stock, subject to forfeiture and restrictions on transfer, issued pursuant to the Corporation's Restricted Stock Plans for Non-Employee Directors.

[4] Includes all shares of capital stock, Common Stock and the equivalent thereof in Preferred Stock on the basis of four shares of Common Stock for each share of Preferred Stock, held by United States Trust Company of New York as the trustee of the Corporation's Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes all of the shares for which instructions were received. Shares of Preferred Stock may be held only by the trustee. The power to dispose of shares of Common and Preferred Stock is also restricted by the provisions of the Plans. The trustee holds for the benefit of Messrs. Ackerman, Campbell, Duke, Gibson, Houghton and all directors and executive officers as a group the equivalent of 20,163, 30,590, 8,362, 16,547, 43,113, and 208,554 shares of Common Stock, respectively, and for the benefit of all employees who participate in the Plans the equivalent of 11,679,419 shares of Common Stock, each entitled to one vote, being 10,632,343 shares of Common Stock and 261,769 shares [being 100% of the Class] of Preferred Stock, each entitled to four votes.

[5] In addition, Messrs. Barker, Gund, Hennessy, Kinnear, O'Connor, Rosovsky and Smithburg have credited to their accounts the equivalent of 15,912, 2,539, 4,287, 10,632, 1,371, 6,136 and 8,511, shares, respectively, of Common
Stock in valuation entry form under the Corporation's Deferred Compensation Plan for Directors. Deferred fees will be paid solely in cash at or following termination of service as a director.

[6] Includes 771,797 shares held in trusts for the benefit of Mr. Houghton as income beneficiary. Does not include 1,198 shares owned by Mr. Houghton's wife, as to which Mr. Houghton disclaims beneficial ownership. Also does not include 150,648 shares held in trust by Market Street Trust Company as a co-trustee for the benefit of Mr. Houghton's children as to which Mr. Houghton disclaims beneficial ownership. See also footnote [1] of paragraph [a] above.

[7] The holder shares voting and investment power with respect to 5,000 of such shares.

[8] Does not include 30,040 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.

[9] Unless otherwise indicated, does not exceed 1% of the Class of Common
Stock.


Report of the Compensation Committee of the Board of Directors on Executive Compensation


Executive compensation at Corning is administered by the Compensation Committee of the Board of Directors, composed entirely of non-employee directors. The following is the Committee's report.


"The Compensation Committee reviews and recommends executive compensation levels, cash and equity incentives for executive officers and reports such recommendations to the Board for its consideration and action.


The strategies guiding the Committee's recommendations regarding the Corporation's compensation program, the impact of performance within that program and a description of actions affecting 1993 compensa-tion for Mr. Houghton, Chairman of the Board of Directors and Chief Executive Officer of the Corporation, are discussed below.

Compensation Strategy

The Committee is responsible for ensuring that executive compensation is based on objective measures of performance at the individual, corporate and applicable business unit level. The Committee believes that compensation should be driven by the long-term interests of the stockholders and should be directly linked to corporate performance. The Committee's basic strategic compensation principles are as follows:

* Executive compensation will reward performance and contribution to stockholder value and be competitive with positions of similar responsibility at other companies of comparable size.

* As employees assume greater responsibilities, an increasing share of their total compensation package will be derived from variable incentive compensation (both of a long- and short-term nature) generated by achievement of performance objectives designed to produce long-term growth in stockholder value.

* Performance-based equity incentives and stock option grants are effective ways to align the long-term interests of employees with those of stockholders.

* The benefits package for executives will be substantially identical to that offered all salaried employees and will be designed to encourage long-term commitment to the Corporation.


The executive compensation program is composed of four elements: base salary; annual incentives; long-term equity based incentives; and stock options. The Committee tests annually each element of the compensation program against market surveys and information provided by three independent compensation consultants. Such surveys currently include in the aggregate in excess of 200 companies engaged in a variety of manufacturing and service industries, all of which are "Fortune 500" companies and each of which is included in the S&P 500 Index and some of which are included in the S&P 500 Miscellaneous Industrial Companies Index. It is Corning's compensation strategy to target each element of compensation at approximately the median of the compensation levels of such companies.



Compensation Program


Annual compensation of the named executives as shown in the "Salary" and "Bonus" columns of the Summary Compensation Table, and recommendations by the Committee to adjust salary levels and bonus targets, are based on an individual's responsibilities and external comparative compensation information.



Annual variable incentives are paid through the Variable Compensation Plan under which minimum, target and maximum awards are set by the Committee based on position level. Awards are earned based on achievement of annual predetermined return on equity and net earnings goals set by the Committee. In 1993 performance against such goals was less than the target but more than the minimum threshold.



Under the 1989 Employee Equity Participation Program, the Corporation developed a series of performance-based goals [herein referred to as the "Corporate Performance Plan"]. The Corporate Performance Plan provides the mechanism to reward improvement in return on equity and earnings growth as measured by net income and earnings per share. Each year, the Committee sets minimum, target and maximum goals and awards shares [at target levels] of Common Stock which are subject to forfeiture in whole or in part if goals are not met. Shares earned under the Plan may range from 0% to 150% of target award, depending on actual performance results. Shares earned remain subject to forfeiture and restrictions on transfer for two years following the end of the performance period. Performance for 1993 against the measures described above was less than the targets but above the minimum thresholds. As a result, 25% of the shares granted in December 1992 were earned under the Plan by the named executive officers [as indicated in the Corporate Performance Plan Activity Table], and 75% of the shares were forfeited.


Stock options were granted to named executive officers in December 1992, in a defined ratio to the "performance-based" shares described above. Options to purchase two shares of Common Stock were granted for every one share issued. In order to increase commitment to long-term stockholder value, participants in the Plan must hold [through the performance and restriction period] one share of unencumbered Common Stock for every six shares subject to options granted. If unencumbered shares are not held, the options and the "performance-based" shares are forfeited.



In determining the number of stock options and shares to be made available to executives under the Corporate Performance Plan, the Committee evaluated the comparative external market data described above with respect to the stock options granted and performance-based shares awarded by the external companies included in such data, the number of shares of Common Stock already subject to restriction and option and the number of additional shares to be awarded necessary to align directly management and stockholder interests.


The pension and welfare benefits provided to executives are substantially equal to those provided to all salaried employees. Employees whose pensionable earnings exceed federal limits are eligible to participate in a non-qualified supplemental retirement plan.

The Committee believes that the Corporation's compensation program is performance-based and that awards thereunder should be tax deductible under recently enacted amendments to Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee intends to take all reasonable steps to design or maintain performance-based programs, the cost of which is deductible under the Internal Revenue Code. In this regard, the Corporation is presenting for stockholder action the criteria on which annual incentives are paid under the 1988 Variable Compensation Plan and on which incentives are earned under the Corporate Performance Plan described above.

Compensation Actions - 1993


Base Salary: The Committee approved an increase in Mr. Houghton's base salary of $645,000 established on January 1, 1992 to $700,000 effective July 1, 1993, based upon the Committee's assessment of Mr. Houghton's individual performance. This represents an annualized rate of increase for 1993 of 4.3%, reflecting the median increases for 1993 in the salaries in the competitive data described above. The Committee believes that Mr. Houghton has substantially contributed to the improvement in the Company's financial performance as reflected in return on equity and earnings per share for the 1992 fiscal year compared with the 1991 fiscal year and has taken the actions necessary for positioning Corning's businesses to achieve essential strategic and competitive advantages over the long term.


Annual Incentives: Mr. Houghton's bonus for 1993 is composed of two parts:
First, Mr. Houghton received 62.2% of his year-end 1993 base salary under the Variable Compensation Plan. This award is based on the Corporation achieving 92% of the return on equity target goal set by the Committee on February 3, 1993. Second, Mr. Houghton received 6.6% [1993 minimum = 0%; maximum = 10%] of his year-end base salary under the Corporation's Goal Sharing Plan [formerly the Corporate Performance Bonus Plan], which is the average percentage of amounts awarded to all 14,214 Corning salaried employees participating in 1993 in the Goal Sharing Plan.


Long-Term Incentives: Under the Corporate Performance Plan, Mr. Houghton earned for 1993 performance 4,000 [or 25%] of the shares granted to him in December 1992 in connection with the 1993 return on equity target. The return on equity achieved, adjusted for one-time events, was 86% of target which resulted in a final award for return on equity equal to 50% of the shares originally granted. The Corporation did not achieve the minimum threshold target for earnings per share in 1993. As the two goals have equal weighting for determining the shares to be earned, only 25% of the shares were earned. The value of the 4,000 shares earned [$110,750] is included in the Summary Compensation Table, "Restricted Stock Awards" column, for 1993.


Mr. Houghton earned 4,800 shares [or 30% of the Common Stock shares granted to him in December 1991] under the Corporate Performance Plan for the 1992-1993 long-term performance period. Minimum, target and maximum earnings per share criteria were 8%, 12% and 16% annual compounded rate increases in earnings per share for the two-year period over year-end 1991 earnings per share results. As the earnings per share results for the performance period did not meet the minimum threshold, no shares were earned for this performance criteria. The return on equity average for 1992-1993, adjusted for one-time events, was 88% of target which resulted in a final award for return on equity equal to 60% of the shares originally granted. As the two criteria have equal weight, 30% of the shares were earned. The value of the 4,800 shares earned [$132,900] is shown in the column in the Summary Compensation Table entitled "Long-Term Incentive Plan Payouts".


In February 1993, Mr. Houghton was granted 6,500 shares of Common Stock [subject to forfeiture and restrictions on transfer until retirement at or after age 60] in recognition of 1992 performance under the Corporate Performance Plan, the rewards from which were disproportionately low due to unusual and non-recurring events which affected adversely the consolidated financial results of the Corporation and affected adversely awards earned under the Corporate Performance Plan. However, the Committee believed that the Corporation had taken actions in the best long-term interests of the stockholders but which had affected negatively performance against the 1992 targets under the Corporate Performance Plan. The value of the 6,500 restricted shares [$238,095] is included in the Summary Compensation Table, "Restricted Stock Awards" column, for 1993.


In December 1993, Mr. Houghton was granted [i] 17,500 shares of Common Stock under the Corporate Performance Plan for 1994 performance, which shares are subject to forfeiture if the Corporation fails to achieve the 1994 earnings per share and return on equity objectives and [ii] stock options covering 35,000 shares at fair market value on the date of grant. The options become exercisable in February 1997 and expire in November 2003. The retention of the "performance-based" shares and the stock options granted are subject to the additional requirement to hold unencumbered shares in accordance with the terms of the Corporate Performance Plan described above. The 17,500 shares are shown in the Corporate Performance Plan Activity Table for 1994.

Conclusion


The Committee believes that the quality of executive leadership significantly affects the long-term performance of the Corporation and that it is in the best interest of the stockholders to compensate fairly executive leadership for achievement in meeting or exceeding the high standards set by the Committee, so long as there is corresponding risk when performance falls short of such standards. A primary goal of the Committee is to relate compensation to corporate performance. The Committee believes that Corning's current executive compensation program meets such standards and has contributed, and will continue to contribute, to the Corporation's success.


The Compensation Committee:

James W. Kinnear, Chairman

Vernon E. Jordan, Jr.

James J. O'Connor


Robert G. Stone, Jr."

Performance Graph


Set forth below is a graph illustrating the Corporation's cumulative total stockholder return over the last five years compared to two performance indicators of the stock market, the S&P 500 and the S&P Miscellaneous Industrial Companies in which the Corporation is included. The latter includes the capital weighted performance results of those companies in the miscellaneous industrial companies classification that are also included in the S&P 500.



               Comparison of Five-Year Cumulative Total Return
Among Corning Incorporated, S&P 500 and S&P Miscellaneous Industrial
                                  Companies
                      (Fiscal Years Ending December 31)


[Tabular representation of line graph]


                        1988     1989     1990    1991     1992    1993
Corning Incorporated   100.0     126.9   134.9   235.1    233.5   178.6
S&P 500                100.0     131.7   127.6   166.5    179.2   197.3
S&P Miscellaneous      100.0     138.4   135.2   170.6    190.7   219.5

Executive Compensation

The following tables and charts set forth information with respect to benefits made available, and compensation paid or accrued, by the Corporation and its subsidiaries during the year ended December 31, 1993 for services by each of the chief executive officer and the other four highest paid executive officers of the Corporation whose total salary and bonus exceeded $100,000. The Corporation regards total annual pay as the combination of the cash amounts set forth under the salary and bonus columns.

                          SUMMARY COMPENSATION TABLE

                                                                Long-Term Compensation
                  Annual Compensation                             Awards           Payouts
                                                Other                                         All
Name and                                        Annual     Restricted  Securities  Incentive  Other
Principal                                       Compen-    Stock       Underlying  Plan       Compen-
Position         Year    Salary     Bonus     sation[2]    Awards[3]   Options     Payouts    sation[5]
James R.          1993  $672,500    $481,618    $34,605    $348,845      35,000   $132,900      $53,953
  Houghton,
  Chairman of     1992   645,000     563,692     37,161     213,514      32,000                  94,953
  the Board       1991   595,000     537,800[1]             813,230      80,000
Roger G.          1993   482,500     353,888     34,969     196,413      25,000    103,828       41,802
  Ackerman,       1992   465,000     421,150     29,700     166,817      25,000                  69,783
  President       1991   415,000     359,183                612,188      62,500
Van C. Campbell,  1993   400,000     264,285     25,744     160,794      20,000     83,063       33,035
  Vice Chairman   1992   375,000     316,237     18,316     663,696      20,000                  38,516
                  1991   350,000     269,150                612,188      50,000
David A. Duke     1993   382,500     215,960     22,689     160,794      20,000     83,063       32,483
  Vice Chairman   1992   365,000     307,804     21,649     133,446      20,000                  49,524
                  1991   340,000     261,460                612,188      50,000
E. Martin
  Gibson,         1993   462,500     338,112     17,500           0      25,000          0       40,050
  Chairman of
  the             1992   445,000     403,036     12,000           0      30,000[4]       0       59,879
  Board of
  Corning         1991   400,000     317,600                612,188     100,000[4]
  Lab Services
  Inc.

[1] Includes amounts of variable compensation for 1991 paid in restricted stock, reported in prior years as awards under the 1989 Incentive Stock Plan.

[2] Includes dividends on shares of restricted stock granted but not earned within one year from date of grant and tax gross-up payments. Similar amounts for the year 1991 have been omitted in accordance with the transitional provisions of the rules governing executive compensation disclosure adopted by the Securities and Exchange Commission in October 1992.

[3] At 1993 year end, Messrs. Houghton, Ackerman, Campbell, Duke and Gibson held an aggregate of 256,236, 186,236, 155,129, 121,129 and 129,000 shares of restricted Common Stock, respectively, having an aggregate value on December 31, 1993 of $7,094,534, $5,156,409, $4,295,134, $3,353,759 and $3,571,687,
respectively. Certain of such shares, net of forfeitures, were subject to performance-based conditions on vesting and are subject to forfeiture upon termination of employment and restrictions on transfer prior to stated dates. [See also the Corporate Performance Plan Activity Table.] Certain other shares are subject to restrictions on transfer until the executive officer retires at or after age 60 and are subject to forfeiture prior to age 60 in whole if such officer voluntarily terminates his employment with the Corporation and in part if such officer's employment is terminated by the Corporation. The restrictions on transfer and possibility of forfeiture were waived with respect to certain of the shares of restricted Common Stock shown for 1991. Dividends are paid to such individuals on all shares of restricted Common Stock held by them.

[4] During 1991 Mr. Gibson was granted an option to purchase 100,000 shares of Corning Lab Services Inc. ["CLSI"], a wholly-owned subsidiary of the Corporation, pursuant to CLSI's 1991 Stock Option Plan [the "Plan"]. During 1992 Mr. Gibson was granted an option to purchase an additional 30,000 shares pursuant to the Plan. In December 1993 the Plan was terminated. In consideration for the cancellation in December 1993 of options granted to Mr. Gibson under the Plan, Mr. Gibson was awarded 26,778 shares of Corning Common Stock. Of such shares, 50% are restricted as to transfer until 1996 and 50% are restricted as to transfer until 1997. All such shares are subject to forfeiture at any time prior thereto upon termination of employment. The 26,778 shares are included in the holdings of Mr. Gibson set forth in footnote 3 above.


[5] Each salaried employee of the Corporation who reached a fifth anniversary of employment during 1992 and 1993 received an additional two weeks of vacation and salary. The $24,808, $17,885, $14,038 and $13,692 received by Messrs. Houghton, Ackerman, Duke and Gibson, respectively, on such anniversary in 1992 are included above. The benefit of an additional two weeks of salary is being phased out and will be eliminated in its entirety by 1997. Also included are the following amounts contributed by the Corporation to the Investment Plan and a non-qualified investment plan maintained by the Corporation to provide to salaried employees the benefits which would have been available to them pursuant to the terms of the Corporation's Investment Plan but for limitations on contributions to tax-qualified plans imposed pursuant to the Employee Retirement Income Security Act: for 1993 $53,953 for Mr. Houghton, $41,802 for Mr. Ackerman, $33,035 for Mr. Campbell, $32,483 for Dr. Duke and $40,050 for Mr. Gibson and for 1992 $70,145 for Mr. Houghton, $51,898 for Mr. Ackerman, $38,516 for Mr. Campbell, $35,486 for Dr. Duke and $46,187 for Mr. Gibson. Similar amounts for the year 1991 have been omitted in accordance with the transitional provisions of the rules governing executive compensation disclosure adopted by the Securities and Exchange Commission in October 1992.


The Corporation has in place a severance policy pursuant to which it will provide to all salaried employees upon the happening of certain stated events compensation in amounts ranging between eight weeks [for employees with at least one year of service] and fifty-two weeks [for employees with twenty or more years of service]. Additionally, certain of the Corporation's officers and other senior employees, including the five named executive officers, are entitled to receive up to two years of compensation in light of the length of time anticipated in securing comparable employment. The Corporation has provided written assurance to such officers and senior employees, including the executive officers named in the Summary Compensation Table, that such events would include a constructive termination of employment as a result of a substantial change in such employee's responsibilities, compensation levels, relocation and similar matters following a change in the ownership and management of the Corporation.

OPTION/SAR GRANTS IN LAST FISCAL YEAR [1]

                                                                                   Potential
                                                                              Realizable Value at
                                                                                Assumed Annual
                                                                             Rates of Stock Price
                                                                               Appreciation for
                         Individual Grants                                      Option Term[3]
                                  % of Total
                    Number of       Options
                   Securities       Granted
                   Underlying    to Employees
                     Options       in Fiscal   Exercise  Expiration
      Name           Granted         Year         Price      Date    0%         5%             10%
James R.
  Houghton         35,000[2]         2.8%       $26.75   12/1/2003  $0 $      588,803   $     1,492,142
Roger G.
Ackerman           25,000[2]         2.0%        26.75   12/1/2003   0        420,573         1,065,816
Van C. Campbell    20,000[2]         1.6%        26.75   12/1/2003   0        336,459           852,653
David A. Duke      20,000[2]         1.6%        26.75   12/1/2003   0        336,459           852,653
E. Martin
  Gibson           25,000[2]         2.0%        26.75   12/1/2003   0        420,573         1,065,816
All
  Stockholders        N/A            N/A          N/A       N/A      0  3,491,062,092     8,847,038,025
All
  Optionees[4]   1,244,355           100%        29.72        2003   0     23,260,301        58,969,962
Optionee Gain As % Of All Stockholders Gain                                       .67%              .67%


[1] No SARs were granted.

[2] The Stock Option Agreements provide that all options are to become exercisable on February 2, 1997 but only to the extent that the optionee holds in his name unencumbered shares of the Corporation's Common Stock in an amount equal to one-sixth of the shares subject to option.

[3] The dollar amounts set forth under these columns are the result of calculations at 0% and at the 5% and 10% rates established by the Securities and Exchange Commission and therefore are not intended to forecast future appreciation of Corning's stock price. Corning did not use an alternative formula for a grant date valuation as it is unaware of any formula which would determine with reasonable accuracy a present value based upon future unknown factors.

[4] The exercise price shown to the right is a weighted average of option prices relating to grants of options made on four occasions in 1993. No gain to the optionees is possible without an appreciation in stock price, an event which will also benefit all stockholders. If the stock price does not appreciate, the optionees will realize no benefit.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                YEAR AND FISCAL YEAR-END OPTION/SAR VALUES [1]

                                                 Number of Securities
                                                Underlying Unexercised         Value of Unexercised
                                                      Options at               In-the-Money Options
                                                    Fiscal Year End             At Fiscal Year End
                        Shares
                       Acquired
                          on        Value
       Name            Exercise   Realized Exerciseable  Unexerciseable  Exercisable    Unexercisable
James R. Houghton             0 $         0      152,670         200,330   $1,844,586         $594,427
Roger G. Ackerman             0          0        45,003         152,497      477,008          444,642
Van C. Campbell           5,000     86,387        64,427         129,997      679,837          439,955
David A. Duke            13,000    238,865        45,003         129,997      470,159          439,955
E. Martin Gibson[2]     190,003  1,725,148             0          64,997            0          444,642


[1] There are no SARs outstanding.

[2] During 1991 Mr. Gibson was granted an option to purchase 100,000 shares of Corning Lab Services Inc. ["CLSI"], a wholly-owned subsidiary of the Corporation, pursuant to CLSI's 1991 Stock Option Plan [the "Plan"]. During 1992 Mr. Gibson was granted an option to purchase an additional 30,000 shares pursuant to the Plan. In December 1993 the Plan was terminated. In consideration for the cancellation in December 1993 of options granted to Mr. Gibson under the Plan, Mr. Gibson was awarded 26,778 shares valued at $723,000. Of such shares, 50% are restricted as to transfer until 1996 and 50% are restricted as to transfer until 1997. All such shares are subject to forfeiture at any time prior thereto upon termination of employment.

                  CORPORATE PERFORMANCE PLAN ACTIVITY TABLE


The Corporate Performance Plan [as earlier described on page 10] Activity Table illustrates the number of performance-based shares awarded under such Plan. The number of shares earned or which may be earned by the named executive is determined by the achievement of specific return on equity and earnings per share goals for the Corporation. The percentage of awards that may be earned ranges from 0% to 150% of target.



In February 1995 the Compensation Committee will assess performance against goals and determine the number of shares earned of those granted in December 1993. Once earned, such shares remain restricted as to transfer for two years and subject to forfeiture upon termination of employment prior thereto.


                           Number                  Number     Number
                             of                      of         of         Vesting
                 Grant     Shares  Performance     Shares     Shares       Date of
      Name        Date    Granted      Period   Forfeited     Earned    Earned Shares
James R.
  Houghton       12/93     17,500         1994                                   2/97
                 12/92     16,000         1993     12,000      4,000             2/96
Roger G.
  Ackerman       12/93     12,500         1994                                   2/97
                 12/92     12,500         1993      9,375      3,125             2/96
Van C. Campbell  12/93     10,000         1994                                   2/97
                 12/92     10,000         1993      7,500      2,500             2/96
David A. Duke    12/93     10,000         1994                                   2/97
                 12/92     10,000         1993      7,500      2,500             2/96
E. Martin
  Gibson         12/93     12,500         1994                                   2/97


The table below sets forth estimated annual benefits payable upon retirement. A description of the formula by which such benefits are determined and the estimated annual benefits payable upon retirement age for each of the named executive officers follows the table.

                              PENSION PLAN TABLE

                                     Years of Service
                  15        20        25        30        35         40
Remuneration
$ 100,000     $         $         $         $         $            $
                26,709    36,276    44,761    53,246    61,731       70,216
200,000         56,709    76,276    94,761   113,246   131,731      150,216
300,000         86,709   116,276   144,761   173,246   201,731      230,216
400,000        116,709   156,276   194,761   233,246   271,731      310,216
500,000        146,709   196,276   244,761   293,246   341,731      390,216
600,000        176,709   236,276   294,761   353,246   411,731      470,216
700,000        206,709   276,276   344,761   413,246   481,731      550,216
800,000        236,709   316,276   394,761   473,246   551,731      630,216
900,000        266,709   356,276   444,761   533,246   621,731      710,216
1,000,000      296,709   396,276   494,761   593,246   691,731      790,216
1,100,000      326,709   436,276   544,761   653,246   761,731      870,216
1,200,000      356,709   476,276   594,761   713,246   831,731      950,216


The Corporation maintains a Salaried Pension Plan, a defined benefit plan, contributions to which are determined by the Corporation's actuaries and are not made on an individual basis. Benefits paid under this Plan are based upon career earnings [regular salary and cash awards paid under the Corporation's Variable Compensation Plans] and years of credited service. The Salaried Pension Plan provides that salaried employees of the Corporation who retire on or after December 31, 1993 will receive pension benefits equal to the greater of [a] benefits provided by a formula pursuant to which they shall receive for each year of credited service an amount equal to 1.5% of annual earnings up to the social security wage base and 2% of annual earnings in excess of such base or [b] benefits calculated pursuant to a formula which provides that retirees shall receive for each year of credited service prior to January 1, 1994 an amount equal to 1% of the first $24,000 of average earnings for the highest five consecutive years of annual earnings in the ten years of credited service immediately prior to 1994 and 1.5% of such average earnings in excess of $24,000. Effective January 1, 1991 salaried employees may contribute to the Salaried Pension Plan 2% of their annual earnings up to the social security wage base. Such employees will receive for each year of credited service after December 31, 1990 in lieu of the amount described in [a] above an amount equal to 2% of annual earnings. The benefit formula is reviewed and adjusted periodically for inflationary and other factors.

While the amount of benefits payable pursuant to the Salaried Pension Plan and attributable to the Corporation's contributions is limited by the provisions of the Employee Retirement Income Security Act, maximum annual benefits calculated under the straight life annu-ity option form of pension payable to participants at age 65, the normal retirement age specified in the Plan, are illustrated in the table set forth above.

The Corporation maintains a non-qualified Pension Preservation Plan pursuant to which it will pay to certain executives amounts approximately equal to the difference between the benefits provided for under the Corporation's Salaried Pension Plan and benefits which would have been payable thereunder but for the provisions of the Employee Retirement Income Security Act. The Corporation has established a trust to fund amounts payable under the Pension Preservation Plan, certain portions of which are presently funded and vested in individual participants. It is estimated that Messrs. Ackerman, Campbell, Duke, Gibson and Houghton, who have 32, 30, 31, 32, and 31 years of credited service, respectively, will receive each year at normal retirement age the following amounts under the Salaried Pension Plan and the Pension Preservation Plan: $322,612, $260,692, $264,139, $311,000, and $520,213,
respectively.

Proposed 1994 Employee Equity Participation Program

The Corporation adopted in 1989 an Employee Equity Participation Program [the "1989 Program"] consisting of two plans: [a] a Stock Option Plan and [b] an Incentive Stock Plan. The 1989 Program, which was a continuation of similar programs first adopted in 1974, expires by its terms in April 1994. It was designed to provide a flexible mechanism to permit key employees to obtain significant equity ownership in the Corporation, thereby increasing their proprietary interest in the Corporation's growth and success. The Board of Directors believes the 1989 Program has been successful and should be continued.

The Board of Directors has approved a 1994 Employee Equity Participation Program [the "1994 Program"] consisting of two plans: [i] a Stock Option Plan [the "1994 Stock Option Plan"] and [ii] an Incentive Stock Plan [the "1994 Incentive Stock Plan"] and directed that it be submitted to stockholders for consideration and action. In the event stockholders do not approve the 1994 Program, the 1994 Program will not become effective.

The following summary describes the principal features of the 1994 Program. The principal differences between the 1994 Program and the 1989 Program are discussed at the end of this summary under the heading "Principal Differences." This summary is qualified in its entirety by reference to specific provisions of the 1994 Program, which will be furnished without charge to any stockholder requesting a copy.


Committee. The 1994 Program will be administered by a committee [the "Committee"] appointed by the Board of Directors, consisting of two or more directors, each of whom meet each of the requirements set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and the proposed regulations issued under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee will report to the Board of Directors the employees who are to participate in the 1994 Program and the extent of their participation in any plan thereunder. No member of the Committee shall be eligible to participate in the 1994 Program or shall have been eligible to participate in the 1994 Program or the 1989 Program during a one-year period prior to appointment.


Eligibility. Key executive, managerial and technical employees [including officers and employees who are directors] of the Corporation and of any subsidiary shall be eligible to participate in the 1994 Program and the plans thereunder.


The selection of employees eligible to participate in any plan under the 1994 Program is within the discretion of the Committee. It is expected that the 1994 Program will be administered in a manner similar to the 1989 Program in which 856 employees participated.

Stock. Under the proposed 1994 Program, no more than 9,000,000 shares of the Corporation's Common Stock may be optioned or granted to eligible employees. The 9,000,000 shares which may be available under the 1994 Program represent approximately 4.5% of the shares of the Corporation's Common Stock out-standing on December 31, 1993. On February 2, 1994, there were an aggregate of 938,131 shares of Common Stock available for grant or award under the 1989 Program. The 1989 Program terminates on, and no further options or awards will be made or granted thereunder after, April 27, 1994.


Shares from expired or terminated options under the 1994 Stock Option Plan will be available again for option grant under the 1994 Program. Shares which are issued but not earned, or which are forfeited under the 1994 Incentive Stock Plan, by executive officers subject to the short-swing trading restrictions of Section 16[b] of the Securities Exchange Act of 1934 will not again be available under the 1994 Program.

Shares of the Corporation's Common Stock which are optioned or awarded under the 1994 Program may be either treasury shares or authorized but unissued shares.

The 1994 Program provides for appropriate adjustments in the aggregate number of shares subject to such Program and in the number of shares and the price per share, or either, of outstanding options in the case of changes in the capital stock of the Corporation resulting from any recapitalization, stock or unusual cash dividend, stock split or any other increase or decrease effected without receipt of consideration by the Corporation, or a merger or consolidation in which the Corporation is the surviving corporation. The 1994 Program also provides that in any merger or consolidation in which the Corporation is not the survivor and in which incentive stock options are not granted in substitution of incentive stock options outstanding under the 1994 Stock Option Plan, or the predecessor option plans approved in 1983, 1986 and 1989, the Corporation may deliver to each optionee in cash an amount equal to the difference between the purchase price of incentive stock options then outstanding and the fair market value of the Corporation's Common Stock at the effective date of such merger or consolidation. In addition, the Corporation may deliver further amounts to mitigate the tax consequences as the result of income then realized by such persons and by persons who had purchased [and were then holding] shares pursuant to the exercise of incentive stock options but were, as a result of such merger or consolidation, unable to meet the applicable holding periods for realization of long-term capital gains with respect to such shares.


Stock Option Plan. Under the 1994 Stock Option Plan, the Committee may grant to eligible employees either non-qualified or "incentive stock" options, or both, to purchase shares of the Corporation's Common Stock. The Committee may also provide that options may not be exercised in whole or in part for any period or periods of time; provided, however, that no option shall be exercised until the lapse of at least twelve months from the date of grant. The number of shares covered by incentive stock options which may be first exercised by an individual in any year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant. All options shall expire not more than ten years from the date of grant. The Committee may provide that in the event the employment of an employee is terminated, the right to exercise options held under the 1994 Stock Option Plan may continue through its original expiration date or for such shorter period of time after such event as the Committee may determine appropriate. Options are not assignable or transferable except for limited circumstances on death. During the lifetime of the employee an option may be exercised only by him.


The option price must be paid to the Corporation by the optionee in full prior to delivery of the stock. The optionee may pay the option price in cash or with shares of the Corporation's Common Stock owned by him. The optionee has no rights as a stockholder with respect to the shares subject to option until shares are issued upon exercise of the option.


Under the 1994 Stock Option Plan the Committee may grant so-called "reload" options pursuant to which an optionee who uses shares of the Corporation's Common Stock to pay the purchase price of an option shall receive automatically on the date of exercise an additional option to purchase shares of the Corporation's Common Stock. Such additional option shall cover the number of shares tendered in payment of the option

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price, shall be at the then fair market value of the Corporation's Common
Stock, shall become exercisable only after the lapse of twelve months and shall expire on the date of the original option.


Incentive Stock Plan. The 1994 Incentive Stock Plan authorizes the Committee to award to eligible employees shares, or the right to receive shares, of the Corporation's Common Stock, the equivalent value in cash or a combination thereof [as determined by the Committee]. The Committee shall determine the number of shares which are to be awarded to individual employees and the number of rights covering shares to be issued upon attainment of predetermined performance objectives at the end of specified periods. The shares awarded directly to individual employees may be made subject to certain restrictions prohibiting sale or other disposition and may be made subject to forfeiture in certain events. The restrictions on transfer and the possibility of forfeiture may be waived, with the approval of the Committee, if an employee's employment relationship is terminated by reason of death, disability or retirement with the Corporation's consent or by reason of a subsidiary ceasing to be such. In addition, the Committee may remove, in its discretion and in whole or in part, the restrictions on sale or transfer and the possibility of forfeiture in the event of the termination of employment if circumstances so warrant. Shares may be issued to recognize past performance either generally or upon attainment of specific objectives. Shares issuable for performance [based upon specific predetermined objectives] will be payable only to the extent that the Committee determines that an eligible employee has met such objectives and will be valued as of the date of such determination. Upon issuance, such shares may [but need not] be made subject to certain restrictions prohibiting disposition or to the possibility of forfeiture. No employee shall have any right to receive shares based upon the attainment of objectives prior to the expiration of the date set for the performance of his objectives unless [i] otherwise determined by the Committee or [ii] his employment is terminated by reason of disability or retirement, in each case with the consent of the Corporation.


The utilization of contingent awards under the 1994 Incentive Stock Plan will require a charge to operations each year. The amount of such charge will depend, in part, on the fair market value of the Corporation's Common Stock, the period over which restrictions on transfer and the possibility of forfeiture may lapse and the degree to which an individual is meeting his performance goals.

Taxation. The Corporation believes that the federal income tax consequences of the 1994 Program are as follows:

1994 Stock Option Plan. An optionee who exercises a non-qualified option granted under the 1994 Stock Option Plan will recognize compensation taxable as ordinary income [subject to withholding] in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Corporation or the subsidiary employing the optionee will be entitled to a deduction from income in the same amount. The optionee's basis in such shares will be increased by the amount taxable as compensation, and his capital gain or loss when he disposes of the shares will be calculated using such increased basis. The capital gain or loss on disposition of the shares will be either long-term or short-term, depending on the holding period of the shares.

If all applicable requirements of the Internal Revenue Code of 1986, as amended, with respect to incentive stock options are met, including the requirement that the stock is held for more than two years from the date of grant of the option and more than one year from the date of exercise, no income to the optionee will be recognized and no deduction will be allowable to the Corporation at the time of the grant or exercise of an incentive stock option. The excess of the fair market value of the shares at the time of exercise over the amount paid is an item of tax preference which may be subject to the alternative minimum tax. In general, if an incentive stock option is exercised after three months of termination of employment, the optionee will recognize ordinary income in an amount equal to the difference between the option price and the fair

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


market value of the shares on the date of exercise and the Corporation will be entitled to a deduction in the same amount. If the shares are sold within one year of the date of exercise or two years from the date of grant, the optionee will recognize ordinary income in an amount equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise or the sale price and the Corporation will be entitled to a deduction from income in the same amount. Any excess of the sale price over the fair market value on the date of exercise will be taxed as a capital gain. If the shares are held for more than one year from the date of exercise and more than two years from the date of grant, the optionee will be entitled to a long-term capital gain or loss when he disposes of the shares and the Corporation will not be entitled to a deduction.

1994 Incentive Stock Plan. Shares of Common Stock which are not subject to restrictions and possibility of forfeiture and which are awarded to an employee under the 1994 Incentive Stock Plan will be treated as ordinary income, subject to withholding, to an employee at the time of the transfer of the shares to him and the value of such awards will be deductible by the Corporation or by the subsidiary employing the employee at the same time and in the same amount. Shares granted subject to restrictions and possibility of forfeiture will not be subject to tax nor will such grant result in a tax deduction for the Corporation at the time of award. However, when such shares become free of restrictions and possibility of forfeiture, the fair market value of such shares at that time [i] will be treated as ordinary income to the employee and [ii] will be deductible by the Corporation or by the subsidiary employing the employee.

Alternatively, an employee receiving shares subject to restriction and possibility of forfeiture may elect to include in his gross income, for the taxable year in which such shares are transferred to him, the fair market value of such shares at that time; in such case, he need not include any amount in gross income at the time the shares become free of restrictions and possibility of forfeiture. However, an employee making such an election will not be allowed a deduction if the shares are subsequently forfeited.


The employee will have a tax basis for the shares equal to their fair market value at the time they are included in gross income and will realize long-term or short-term capital gain on disposition of the shares, depending on the holding period of the shares, which will commence at the time the employee is deemed to be in receipt of ordinary income with respect to such shares.


Amendment, Administration and Termination. The 1994 Program has a term of five years and sixty days and no shares may be optioned or awarded and no rights to receive shares may be granted after the expiration of the Program. The Board of Directors is authorized to terminate or amend the 1994 Program, except that it may not increase the number of shares available thereunder, decrease the price at which options may be granted, change the class of employees eligible to participate, or extend the term of the Program or options granted thereunder without the approval of the holders of a majority of the outstanding shares of Common Stock of the Corporation. To the extent any provision of the 1994 Program fails to comply with any condition of Rule 16b-3 of the Securities Exchange Act of 1934, such provision shall be null and void to the extent permitted by law.


Principal Differences. The 1994 Program is basically a continuation of the 1989 Program. However, it does differ from the 1989 Program in the following respects.


[i]   Under the 1994 Program a total of 9,000,000 shares of Common Stock may be optioned or awarded to eligible employees. The 1989 Program covered 8,800,000 shares.

[ii] The 1994 Program permits the grant of so-called "reload" options pursuant to which an optionee who pays the option price with shares of the Corporation's Common Stock will be granted at the then fair market value another option to purchase the same number of shares tendered in payment of the option price. The 1989 Program had no similar provision.

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


[iii] The 1994 Program provides that shares granted to persons subject to the short-swing trading provisions of Section 16[b] of the Securities Exchange Act of 1934 which are not earned or which are forfeited may not again be made available for grant or option under the Plan.

[iv] The 1994 Program, unlike the 1989 Program, makes no provision for the grant of stock appreciation rights.


[v] The 1994 Program provides that no one individual may receive options covering more than 675,000 shares of the Common Stock of the Corporation [or 7.5% of the shares available] and that no options shall be exercisable until at least twelve months have elapsed since the date of grant. The 1989 Program as approved by stockholders contained no individual limit and permitted the Board of Directors to determine the minimum time period in which options would first become exercisable.



Cost. It is not possible to state in advance the total amount which the Corporation will be required to charge to operations under the 1994 Program. That amount will depend upon many factors, including the fair market value of the Corporation's Common Stock, the outcome of the deliberations of the Financial Accounting Standards Board with respect to accounting for stock options and the degree to which participants are meeting specific goals. Under the 1989 Program, however, the Corporation charged to operations during the last three fiscal years an average of $11,250,000 per year.



The Board of Directors recommends a vote FOR approval of the 1994 Program.



Performance-Based Annual Incentive Awards

The Corporation has had in place for over twenty years two programs under which it has paid additional compensation to reward effective performance - the Variable Compensation Plan last approved by stockholders in 1988 and the Employee Equity Participation Program last approved by stockholders in 1989 and submitted to stockholders this year for consideration and approval.


Recent amendments to the Internal Revenue Code limit the deductibility of annual compensation in excess of $1,000,000 paid to the Corporation's chief executive officer and the four highest paid executive officers unless such compensation meets certain requirements. In order for such compensation to be deductible as a business expense under the Internal Revenue Code, it must be "performance-based". Compensation qualifies for the "performance-based" exception only if [1] it is paid solely on account of the attainment of one or more pre-established performance goals, [2] the performance goals are established by a compensation committee consisting solely of two or more outside directors, [3] the performance goals and material terms under which the compensation is to be paid are disclosed to and approved by stockholders in a separate vote prior to payment and [4] the Compensation Committee certifies, prior to payment, that the performance goals and any other material terms are, in fact, satisfied.


Set forth below are the criteria established under the Variable Compensation Plan and under the Corporate Performance Plan [described earlier] which constitutes an internally designated portion of the more flexible 1989 Employee Equity Participation Program and the proposed 1994 Employee Equity Participation Program being submitted to stockholders for approval. Both programs have provided flexible mechanisms for the Compensation Committee to exercise its discretion to design specific performance-driven goals and to reward achievement of such goals.

Corporate Performance Plan


The Corporate Performance Plan applicable to the Corporation's chief executive and the other executive officers named in the Summary Compensation Table has provided for the grant of shares of the Corporation's Common Stock ["performance shares"] in December prior to the fiscal year or years [a "performance period"] in which specific performance targets are to be met. The performance shares are to be earned in a range from 0% to 150% of target at the end of the performance period, based on year-end "return on equity"

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


and "earnings per share" goals set by the Compensation Committee prior to the commencement of the performance period. Performance shares earned may not be transferred for two years following the performance period. The recipient of performance shares will receive dividends paid on shares of Common Stock and will be entitled to vote such shares during the performance period. The performance shares are to be forfeited if the recipient does not hold for two years following the expiration of the performance period unencumbered shares of the Corporation's Common Stock in an amount equal to one-third of the performance shares.


For 1994 the Compensation Committee has set specific, equally weighted "return on equity" and "earnings per share" goals pursuant to which performance shares may be earned at varying levels of performance. In addition to return on equity and earnings per share goals, after 1994 the Compensation Committee may substitute, but under the same methodology and maximum award limits described herein, "net income" for either the earnings per share or return on equity performance measures in order to enable the Compensation Committee to align compensation strategy with business strategy.


The highest target and maximum awards, currently assigned to the chief executive officer, are 17,500 and 26,500 shares of Common Stock, respectively. If return on equity and earnings per share exceed target at the end of the performance period, the recipient may be granted additional performance shares up to the maximum level. If performance is below target, some or all of the performance shares will be forfeited. For example, for 1993 performance under the Corporate Performance Plan, the executive officers earned 25% of the performance shares granted, forfeiting 75% of such shares.


For purposes of calculating awards, "return on equity" is "net income" divided by "stockholders' equity" for the year. "Net income" is net income, less preferred dividends, as reported in the Corporation's Annual Report, adjusted for [a] extraordinary, unusual or non-recurring items of after-tax gain or loss resulting from accounting changes, special reserves, restructuring costs, write-offs of assets, acquisitions or dispositions as listed in the footnotes to the Annual Report, and [b] the impact of acquisitions completed during the year that were not anticipated in the budgets on which the performance targets were set. "Stockholders' equity" is the common stockholders' equity as reported in the consolidated balance sheet in the Corporation's Annual Report, adjusted for the extraordinary or non-recurring items described above. "Earnings per share" is calculated by dividing net income by the average outstanding shares [weighted by the length of time such shares are outstanding] of the Corporation's Common Stock during the performance period. The Compensation Committee retains the right to reduce net income for purposes of the Corporate Performance Plan if it believes that such net income produces awards above the level warranted by management performance. It may not, however, increase individual awards.


If approved by stockholders, the Corporate Performance Plan and the 1994 Employee Equity Participation Program will continue for five years, 1994 through 1999, unless sooner terminated or amended by the Board of Directors of the Corporation. In order to maintain the deductibility under Section 162(m) of the Internal Revenue Code of amounts paid under the Corporate Performance Plan, any amendment to the criteria which changes the performance measures, or the maximum award payable, would be subject to stockholder approval.


If the proposal with respect to the Corporate Performance Plan is not approved by stockholders and the 1994 Employee Equity Participation Program [under which the Corporate Performance Plan grants would be made] is approved by stockholders at the Annual Meeting, the Board of Directors and the Committee would retain authority to develop and implement alternate means of compensating employees, including executive officers, through various equity incentives, a portion of which may not be deductible under the Internal Revenue Code.

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The Board of Directors recommends a vote FOR the approval of the performance criteria embodied in the Corporate Performance Plan.

Variable Compensation Plan


The performance-based annual cash incentive awards payable under the Variable Compensation Plan to the Corporation's chief executive and the other executive officers named in the Summary Compensation Table are grounded in net income and the amounts thereof are based upon the comparison of the Corporation's net income to a graduated scale of net income goals set by the Compensation Committee prior to the beginning of the Corporation's fiscal year [the "performance year"]. Each such officer is assigned a target award, as a percent of base salary in effect on the date the net income target is set, payable if the net income target is achieved. Actual net income is compared to the scale of net income targets with each gradation of net income corresponding to a percentage, which is multiplied by the officer's assigned target award. If actual net income is below target, awards will be less than target, down to a point below which no awards are earned. If net income is above target, awards will be greater than target, up to a stated maximum award. The maximum award, assigned to the chief executive officer, may not exceed 200% of base salary in effect on the date the Compensation Committee sets the net income target for the performance year. The Compensation Committee retains the right to reduce any award if it believes individual performance does not warrant the award calculated by reference to net income. The award earned may, but need not, be deferred for distribution in future years.


For 1994 the payment of the performance-based annual incentive is based on net income. In addition to net income, the Compensation Committee will have discretion, but under the same methodology and maximum award limits as described above, to substitute "return on equity", or "earnings per share", or a combination thereof, as the applicable performance measures in order to enable the Compensation Committee to align compensation strategy with business strategy.

Under the 1988 Variable Compensation Plan the aggregate variable compensation which may be paid to all participants with respect to any one fiscal year may not exceed the lesser of [i] additional profits for such year, [ii] 75% of the total annual salaries of all participants for such year or [iii] 5% of the total amount of dividends paid by the Corporation on its Common Stock during the applicable fiscal year. "Salary" includes only the base pay and the corporate performance, or goal sharing, bonus applicable to all salaried employees and paid to a participant. "Additional profits" for any year is defined as 3% of the net income approved by the Corporation's independent accountants to be reported as net income in the consolidated statement of income for such year included in the Corporation's Annual Report to stockholders subject to adjustments.


For purposes of calculating awards, "net income" is net income, less preferred dividends, as reported in the Corporation's Annual Report adjusted for [a] extraordinary, unusual or non-recurring items of after-tax gain or loss resulting from accounting changes, special reserves, restructuring costs, write-offs of assets, acquisitions or dispositions as listed in the footnotes to the Annual Report, and [b] the impact of acquisitions completed during the year that were not anticipated in the budgets on which the performance targets were set. The Compensation Committee retains the right to reduce net income for purposes of the performance-based annual incentive awards if it believes that net income produces awards above the level warranted by management performance. It may not increase individual awards above the level produced by the calculations.


The 1988 Variable Compensation Plan expires in 1998. The criteria described above pursuant to which performance-based annual incentive awards may be paid to the eligible officers will be five years, 1994 through 1998, assuming approval by the stockholders, unless sooner terminated or amended by the Board. In order to maintain the deductibility under Section 162(m) of the Internal Revenue Code of amounts paid under the Variable Compensation Plan, any amendment to the criteria which would change the performance measure, or the maximum award payable, would be subject to stockholder approval.

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Should the proposal to approve the conditions by which performance-based annual incentive awards are paid not be approved by stockholders, the Variable Compensation Plan under which the awards are authorized would remain in effect. The Board of Directors will retain the authority to develop and implement alternate means of compensating eligible officers for performance, a portion of which may not be deductible under the Internal Revenue Code.


The Board of Directors recommends a vote FOR the approval of the performance criteria under the Variable Compensation Plan.



Stockholder Proposal Relating to CERES Principles


The Sisters of Mercy, Rochester, New York, whose retirement fund owns 2,200 shares of Corning Common Stock, has notified the Corporation that it intends to present to the Annual Meeting for action the resolution set forth below. Three other institutions and eleven individuals who own in the aggregate an additional 19,580 shares of Common Stock have stated that they wish to co-sponsor such resolution. The Corporation will furnish the names and addresses of the co-sponsors to any stockholder requesting such information.


"Whereas we believe:

* The responsible implementation of sound environmental policy increases long-term shareholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

* Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry alone. In order to maximize public credibility and usefulness, such standards also need to reflect what investors and other stakeholders want to know about the environmental records of their companies;

* Standardized environmental reports will provide shareholders with useful information which allows comparisons of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.

And whereas:


* The Coalition for Environmentally Responsible Economies [CERES], which comprises large institutional investors with $150 billion in stockholdings [including shareholders of this Company], public interest representatives, and environmental experts, consulted with dozens of corporations and produced comprehensive public standards for both environmental performance and reporting. Over 50 companies have endorsed the CERES Principles -- including the Sun Company, a Fortune-500 company -- to demonstrate their commitment to public environmental accountability.


* In endorsing the CERES Principles, a company commits to work toward:

1.  Protection of the biosphere
2.  Sustainable use of natural resources
3.  Waste reduction and disposal
4.  Energy conservation
5.  Risk reduction
6.  Safe products and services
7.  Environmental restoration
8.  Informing the public
9.  Management commitment
10. Audits and reports

Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaboration with this corporate, environmental, investor, and community coalition to develop (a) standards for environmental performance and disclosure; (b) appropriate goals relative to these standards; (c) evaluation methods and tools for measurement of progress toward these goals; and (d) a format for public reporting of this progress.

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We believe this request is consistent with regulation adopted by the European
Community for companies' voluntary participation in verified and publicly-reported eco-management and auditing.

Resolved, that shareholders request the Company to endorse the CERES Principles as a commitment to be publicly accountable for its environmental impact."

Stockholder's Statement in Support of the CERES Principles

"We invite the Company to endorse the CERES Principles by [1] stating its endorsement in a letter signed by a senior officer; [2] committing to implement the Principles; and [3] annually completing the CERES Report. Endorsing these Principles complements rather than supplants internal corporate environmental policies and procedures.

We believe that without this public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards set not only by management but also by other stakeholders. Shareholders are asked to support this resolution, to encourage our Company to demonstrate environmental leadership and accountability for its environmental impact."

Board of Directors' Statement Relating to the CERES Principles

The material set forth above requesting Corning to endorse the CERES Principles is similar to the material presented, and defeated, at the 1992 and 1993 Annual Meetings with respect to Corning's execution of the CERES Principles. Corning continues to believe that the adoption of such Principles will not add value to Corning's existing environmental policies, practices and responsibilities.

Corning has had a long standing commitment to the environment and is keenly aware of the need for and desirability of environmental improvement, both by Corning in its own operations and through the invention, production and sale of products to enable others to meet society's environmental requirements and challenges. Corning believes that the objectives set forth in the CERES Principles constitute worthy goals and a generic environmental code of conduct. However, Corning does not believe it is in the stockholders' best interest for Corning to sign the CERES Principles.


Among other things, the CERES Principles obligates a signatory to complete and make public a standardized environmental report to permit comparison of one's environmental performance against "uniform" standards. Corning does not believe that there exists today generally accepted environmental performance standards, except standards which are set by governmental regulation and which are subject to change at the federal, state and local level. In addition, there appears to be no consensus among various investor, industry and other groups, including the professional scientific environmental community, as to what might constitute a standardized environmental report allowing meaningful comparison of corporations engaged in different businesses and employing differing methods and processes of manufacture or service.



Corning is committed to the environment, recognizes its obligation to be a responsible steward of natural resources and supports the spirit of the CERES Principles. However, it does not believe that endorsement of the Principles at this time would advance Corning's environmental commitment or responsibility. The adoption of the CERES Principles would likely result in the expenditure of time and money without yielding improved results or meaningful comparisons.


The Board of Directors recommends a vote against the stockholder proposal by marking the AGAINST box on the proxy card.

Receipt of Stockholder Proposals

Any stockholder proposal intended to be presented at the 1995 Annual Meeting and included in the Corporation's Proxy Statement and Proxy relating to that meeting must be received by the Corporation at One Riverfront Plaza, Corning, New York 14831; Attention: The Secretary not later than November 22, 1994.

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Directors' Compensation and Other Matters Relating to Directors



Each director of the Corporation, other than a director who is an employee of the Corporation, receives $20,000 for service as a director and is also paid $750 for each meeting of the Board or any committee thereof which he attends. However, if a director attends more than one such meeting on any given day, he is paid $500 for each additional meeting. Members of the International Committee, which met twice in 1993, were paid an additional $1,000 for attending such meeting. In lieu of a meeting fee, chairmen of committees of the Board are paid a retainer ranging from $3,000 to $6,500, depending upon the committee which the director chairs. Pursuant to a Deferred Compensation Plan for Directors adopted by the Corporation in 1983, each director may elect to defer until a date specified by him receipt of all or a portion of his compensation. Such Plan provides that amounts deferred shall be paid only in cash and while deferred may be allocated to [i] a cash account upon which amounts deferred may earn interest, compounded quarterly, at the prime rate of Citibank, N.A. in effect on certain specified dates, [ii] a market value account, the value of which will be based upon the market value of the Corporation's Common Stock from time to time, [iii] a book value account, the value of which will be based upon the book value of the Corporation's Common Stock established on an annual basis, or a combination of such accounts. At December 31, 1993 eight directors had elected to defer compensation pursuant to such Plan. Pursuant to the Restricted Stock Plans for Non-Employee Directors, the Corporation during 1993 issued to each non-employee director elected in 1993 400 shares of the Corporation's Common Stock for each year specified in the term of service for which such director was elected, subject to forfeiture and restrictions on transfer.


The Corporation has established a Directors' Charitable Giving Program funded by insurance policies on the lives of the directors. In 1993 the Corporation paid a total of $325,894 in premiums on such policies. Upon the death of a director, the Corporation will donate $1,250,000 to one or more qualified charitable organizations recommended by such director and approved by the Corporation. The directors derive no financial benefit from the Program as all charitable deductions and cash surrender value of life insurance policies accrue solely to the Corporation. All non-employee directors currently participate in the Program.

The Board of Directors of the Corporation held during 1993 five regularly scheduled and three special meetings. Each director attended at least 75% of all such regularly scheduled meetings and the meetings of the committees of which each was a member.

The Corporation has audit, compensation and nominating committees composed of members of the Board of Directors.


The Audit Committee, composed of Messrs. O'Connor, Barker, Jordan and Smithburg and Mrs. Rein, met four times during 1993. It recommends the firm of independent accountants to conduct the annual examination of the Corporation's consolidated financial statements, confers with such accountants and reviews the scope of the examination and brings to the entire Board of Directors for review those items relating to such examination or to accounting practices which the Audit Committee believes merit such review. The Compensation Committee, composed of Messrs. Kinnear, Jordan, O'Connor and Stone, met five times during 1993. It makes recommendations to the Board of Directors with respect to the compensation of officers and executive employees of the Corporation and administers the Corporation's Variable Compensation Plan, Employee Equity Participation Program and the Pension Preservation Plan. The Nominating Committee, composed of Messrs. Conable, Houghton, Kinnear and Rosovsky, met twice during 1993 and proposed the nominees for election as directors at the Annual Meeting of Stockholders to be held on April 28, 1994. It reviews, considers and proposes nominees for election as directors of the Corporation and makes such other proposals with respect to the organization, size and composition of the Board of Directors as it deems advisable. While the Committee

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may consider persons nominated by stockholders, it has no explicit procedures in this regard.

Mr. Jordan, a director of the Corporation and a member of the Compensation Committee, is a partner of the law firm of Akin, Gump, Strauss, Hauer & Feld, which rendered services to the Corporation during 1993.

Other Matters

In December 1990 the Corporation entered into an agreement to lease office space located in Corning, New York, owned by Mr. Robert L. Ecklin, an executive officer, for a three-year term commencing on February 1, 1991 at a base monthly rental of $3,414. During 1992 such lease was assigned by the Corporation to Corning Consumer Products Company, then a 51%-owned subsidiary known as Corning Vitro Corporation and now a wholly-owned subsidiary, which exercised its option to extend the lease for an additional two years at an average base monthly rental of $4,378 commencing February 1, 1994. Also during 1992 the Corporation entered into an agreement to lease other office space in Corning, New York owned by Mr. Ecklin for a three-year term commencing July 1, 1992 at a base monthly rental of $20,895.

During 1993 nine executive officers of the Corporation owed the Corporation a maximum aggregate amount of $695,534, which remained outstanding on December 31, 1993, and paid interest on such amounts at 6% per annum.

The Corporation has purchased insurance from National Union Fire Insurance Company, Pittsburgh, Pennsylvania, Federal Insurance Company and A.C.E. Insurance Company [Bermuda] Ltd. providing for reimbursement of directors and officers of the Corporation and its subsidiary companies for costs and expenses incurred by them in actions brought against them in connection with their actions as directors or officers, including actions as fiduciaries under the Employee Retirement Income Security Act of 1974. The insurance coverage, which expires in May 1994, costs $1,711,000 on an annual basis, which will be paid by the Corporation.

At the meeting of the Corporation's Board of Directors held on February 2, 1994, the Board appointed Price Waterhouse as the independent accountants for the Corporation for its 1994 fiscal year, pursuant to the recommendation of the Audit Committee. Audit services performed by Price Waterhouse for the fiscal year ended January 2, 1994 consisted of examination of the consolidated financial statements of the Corporation, limited review of the unaudited quarterly consolidated financial statements and limited assistance and consultation in connection with filings with the Securities and Exchange Commission.

The Corporation expects representatives of Price Waterhouse to be present at and available to respond to appropriate questions which may be raised at the Annual Meeting. Representatives of Price Waterhouse will have the opportunity to comment on the Corporation's financial statements if they so desire.

The cost of the solicitation of Proxies will be borne by the Corporation. In addition to solicitation of the Proxies by use of the mails, some of the directors, officers and regular employees of the Corporation, without extra remuneration, may solicit Proxies personally or by telephone, telegraph, or cable. The Corporation has retained Georgeson & Co. Inc., at a cost of $11,000, to assist in soliciting Proxies in connection with the Annual Meeting. The Corporation may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of shares held of record. The Corporation will reimburse such persons for their expenses in forwarding soliciting material.

By order of the Board of Directors.

A. John Peck, Jr.
Secretary

March 9, 1994

(Corning Logo)

Notice of 1994 Annual
Meeting of Stockholders
and Proxy Statement

(recycled logo) Printed on recycled paper using soybean ink

                                       CORNING

             Proxy Solicited on Behalf of The Board of Directors For The Annual Meeting of Stockholders--April 28, 1994

          The undersigned appoints James R. Houghton, Roger G. Ackerman and Van C. Campbell, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Corning Incorporated which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 28, 1994, or at any adjournment thereof.

          Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, FOR Proposal Nos. 2, 3 and 4 and AGAINST Proposal No. 5.

                                        ___  Check here for address change.

                                        New Address: ______________________
                                        ___________________________________
                                        ___________________________________

                                        ___  Check here if you plan to
                                             attend the meeting.


          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

          The Board of Directors recommends a vote for all nominees for directors and FOR Proposal Nos. 2, 3 and 4.


          1. Nominees: Robert Barker,           FOR all     WITHHELD
             Mary L. Bundy, Van C.              Nominees    from all
             Campbell, James R.                             nominees
             Houghton, James W. Kinnear
             and James J. O'Connor               _____       _____

                                                FOR nominees except vote
                                             withheld from the following
                                             nominees(s): ______________
                                             ___________________________

          2. Proposed 1994 Employee          FOR    AGAINST    ABSTAIN
             Equity Participation
             Program.                        ___     ___         ___


          3. Corporate Performance Plan      FOR    AGAINST    ABSTAIN
             Performance Criteria.
                                             ___      ___        ___


          4. Variable Compensation Plan      FOR    AGAINST    ABSTAIN
             Performance Criteria.
                                             ___      ___        ___



          5. THE BOARD OF DIRECTORS          FOR    AGAINST    ABSTAIN
             RECOMMENDS A VOTE AGAINST

             PROPOSAL NO. 5 RELATING TO      ___      ___        ___
             THE CERES PRINCIPLES.



          Signature(s)_____________________________   Dated:_________, 1994

          Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate official position or representative capacity.